Exhibit 99.2
GENESCO INC.
FY11 FOURTH QUARTER ENDED JANUARY 29, 2011
CHIEF FINANCIAL OFFICER’S COMMENTARY
Consolidated Results
Sales
Fourth quarter net sales increased 17% to $560 million from $479 million in the fourth quarter of fiscal 2010. Same-store sales increased 9%. Sales from businesses acquired over the past 12 months accounted for $29.6 million of sales in the quarter. Sales of businesses operated for more than 12 months increased 11% in the quarter.
Direct sales for the fourth quarter increased 27% on a comparable basis (before sales from websites acquired during the past 12 months).
Net sales for fiscal 2011 increased 14% to $1.79 billion. Sales from businesses acquired during the fiscal year were $52.8 million. Sales of businesses operated for more than 12 months increased 10% in the fiscal year.
Direct sales for the fiscal year increased 17% on a comparable basis.
Same-store sales for February 2011 increased 10% and direct sales increased 34% in the month on a comparable basis.
Gross Margin
Fourth quarter gross margin was 48.7% compared with 49.4% last year. This year’s gross margin was reduced by approximately $0.8 million in acquisition purchase accounting adjustments. Excluding the purchase price adjustments, gross margin was 48.8% compared with 49.4% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document. The balance of the decrease reflected a change in the mix of retail sales compared to wholesale sales. Wholesale sales, which normally carry a lower gross margin, represented about 11% of sales in the fourth quarter this year compared with 8% in the fourth quarter last year. Retail gross margin percent in the aggregate was actually up slightly over the fourth quarter last year.
SG&A
Selling and administrative expense for the fourth quarter decreased by 20 basis points to 39.7% from 39.9% for the same period last year. Leverage of occupancy expense and depreciation was partially offset by increased compensation due to added bonus accruals related to the strong financial performance in the quarter, which added more than 100 basis points to expenses as a percent of sales. This was partially offset by some benefit from the increase of wholesale sales, which normally involve lower expenses than retail sales, in the sales mix.
Restructuring and Other
“Restructuring and Other” charges for the fourth quarter were $2.0 million, reflecting $1.3 million of costs associated with response costs incurred in connection with the network intrusion announced in December, plus $0.8 million in asset impairments, partially offset by a gain of $0.1 million in other legal matters. This compares with $2.5 million for the same period last year, including $3.1 million in asset impairments and store buyout costs, partially offset by a gain of $0.6 million in other legal matters.
Operating Income
Genesco’s operating income was $48.3 million in the fourth quarter compared with $43.0 million in the fourth quarter of the previous year. Operating income included the restructuring expense of $2.0 million and the acquisition purchase accounting reductions totaling $0.8 million discussed above for this year and, for last year, $2.5 million of restructuring expense. Excluding these items from both periods, operating income was $51.0 million for the fourth quarter this year compared with $45.5 million in the same period last year, a 12% increase. Adjusted for these items, operating margin was 9.1% of sales in the quarter compared with 9.5% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.
For the full fiscal year, operating income as a percent of sales was 5.3% compared with 4.7% last year. Adjusting for the items detailed in the reconciliation schedule of non-GAAP to GAAP financial measures, operating income as a percent of sales was 5.5% compared to 4.7% in the fourth quarter last year.
Interest Expense
Net interest expense for the quarter was $354,000, compared with $383,000 for the same period last year. At year end, we did not have any debt outstanding.
Pretax Earnings — Total GCO
Pretax earnings for the quarter were $47.9 million, which reflects a total of approximately $2.8 million of net restructuring expense and the acquisition purchase accounting adjustment discussed above. Last year, fourth quarter pretax earnings were $42.2 million, which reflected $2.5 million of restructuring expense and $0.4 million related to the conversion of convertible notes. Excluding these items from both years’ results, pretax earnings for the quarter were $50.7 million this year compared to $45.2 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.
Earnings From Continuing Operations
Earnings before discontinued operations were $31.4 million, or $1.34 per diluted share, in the fourth quarter this year, compared to $25.8 million, or $1.08 per diluted share, in the fourth quarter last year. Excluding the items discussed above, earnings from continuing operations were $1.33 per diluted share in this year’s fourth quarter and $1.16 in last year’s fourth quarter, or a 15% increase. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.
For the fiscal year, earnings per share before discontinued operations were $2.29, compared with $1.31 per share last year. Excluding the items referenced in the reconciliation of non-GAAP to GAAP financial measures, earnings per share were $2.48 for fiscal 2011 compared to $1.87 for the previous year. This improvement in earnings per share for the year was driven by the 14% sales growth, essentially flat gross margin adjusted for the item in the reconciliation, and a 90 basis point increase in operating margin from expense leverage.
Segment Results
Lids Sports Group
Lids Sports Group’s sales for the fourth quarter of fiscal 2011 increased 30%, to $198 million, compared to $152 million in the fourth quarter last year, including sales of $28.9 million from businesses acquired in the last 12 months. Sales from businesses in the segment operated for more than 12 months increased by 11%.
Same-store sales for the quarter increased 6% this year on top of a 6% increase in the same quarter a year ago. E-Commerce sales for the group increased 29% in the quarter and represented about 5% of total sales. February same-store sales increased 14% and e-commerce sales increased 44% on a comparable basis.
The Group’s gross margin was lower in the quarter reflecting an increase in relatively lower margin wholesale sales in the sales mix; however, both the retail and wholesale operations had improved gross margins compared to the fourth quarter of the previous year. While the lower gross margin wholesale business should also involve lower SG&A relative to retail in the long-run, the Group did not fully realize the potential synergies from some of its recent acquisitions and incurred some integration costs as a result of which it did not leverage expenses in the quarter.
The Group’s operating income for the fourth quarter improved to $23.3 million from $20.0 million last year in the quarter. Operating margin was 11.8% compared with 13.1% last year. Purchase accounting reductions of $0.6 million in the fourth quarter of fiscal 2011 impacted operating margin by 0.3%.

For the full year, sales were $603 million, an increase of 29.5% over last year. Operating margin was 9.6% compared with 9.5% for the previous year. The purchase price adjustments of $2.1 million reduced fiscal 2011 operating margin by 0.3%.
Journeys Group
Journeys Group’s sales for the quarter increased 12.4% to $253 million from $225 million for the fourth quarter last year. Direct sales increased 29% and represented 3% of the Group’s sales for the quarter. Same-store sales increased 12%. February same-store sales increased 9% and e-commerce and catalog sales increased 31%.
Average selling prices for footwear in Journeys stores open for at least 12 months were up 2.4% for the fourth quarter this year and essentially flat (-0.2%) for the full year.
Gross margin for the group was down about 50 basis points in the quarter, due in part to slightly higher markdowns.
SG&A expense decreased as a percent of sales by 120 basis points, due primarily to the leveraging of occupancy cost and depreciation.
The Group’s operating income for the quarter increased 20% to $28.8 million, compared to $24.0 million in the same quarter last year. Operating margin improved to 11.4% from 10.7% last year.
For the 12 months, sales increased 7.3% to $804 million and operating margin increased to 6.9% from 5.9% in the previous year.
Underground Station
Underground Station’s sales decreased 8.7% to $29 million, reflecting a 4% decrease in same- store sales and an 11% reduction in store count, to 151 stores. February same-store sales decreased 2%.
Underground Station’s gross margin was down by 60 basis points in the quarter, due primarily to lower initial markons.
Expenses decreased as a percent of sales by about 100 basis points, due to expense control.
Underground Station earned $1.5 million in the quarter which was flat with last year. Operating margin for the quarter was 5.1% of sales compared to 4.7% for the fourth quarter last year.
For the fiscal year, Underground Station lost $2.5 million compared with a loss of $4.6 million for the previous year. Sales were down 5%, but gross margin was up and expenses were leveraged, which drove the improvement in operating margin percent to (2.6%) from (4.6%) last year.

Johnston & Murphy Group
Johnston & Murphy Group’s fourth quarter sales increased 18.3%, to $56 million, compared to $47 million in the fourth quarter last year.
Johnston & Murphy’s wholesale sales increased 35%. Same-store sales for the Johnston & Murphy retail stores increased 12%. February same-store sales increased 15%.
E-Commerce and catalog sales increased 24% in the quarter, representing 13% of the Group’s fourth quarter sales, and increased 30% in February.
Gross margin decreased 90 basis points, due primarily to increased wholesale sales as a percent of total Johnston & Murphy sales. SG&A as a percent of sales was down slightly. Operating income was $4.4 million, compared with $4.1 million in the fourth quarter last year. Operating margin was down to 7.9% from 8.7%, due primarily to higher bonus accruals.
For the fiscal year, Johnston & Murphy’s sales increased 11.4%, gross margin improved and expenses were leveraged, which drove the improvement in operating margin to 4.7% from 3.3% last year.
Licensed Brands
Licensed Brands sales increased 8.3%, to $23 million, in the quarter.
Gross margins were down, primarily due to higher margin reductions and changes in product mix.
SG&A expense as a percent of sales decreased 120 basis points, primarily due to decreased advertising expense and decreased compensation due to lower bonus accruals in the fourth quarter this year compared to the fourth quarter last year.
Operating income for the quarter was $2.4 million, or 10.3% of sales, compared with $2.8 million, or 13.2% of sales, in the fourth quarter last year.
For the fiscal year, Licensed Brands sales increased 9.1% and operating margin was 12.7% compared to 13.3% last year. Purchase accounting reductions reduced fiscal 2011 operating margin by 0.3%.
Balance Sheet
Cash
Cash at year end was $56 million, compared with $82 million last year. We ended the year with no debt. During the year, we spent about $25 million on stock buybacks and about $75 million in connection with acquisitions.

Inventory
Inventories increased 24% in the fourth quarter on a year over year basis on a 17% sales increase. This included $21 million of inventory from recent acquisitions. Adjusting for acquisitions, inventory was up 16%, compared with a sales increase of 11%, also excluding acquisitions. We are comfortable with our inventory levels, which reflect a decision to accelerate receipts in anticipation of potential supply chain disruptions associated with the Chinese New Year.
Shareholders’ Equity
Shareholders’ equity was $627 million at year-end, compared with $582 million at the end of fiscal 2010.
Capital Expenditures
For the fourth quarter, capital expenditures were $10.5 million and depreciation was $11.5 million. For the fiscal year, capital expenditures were $29.3 million and depreciation was $45.7 million.
During fiscal 2011, we opened 53 new stores, acquired 58 stores and closed 78 stores. We ended the year with 2,309 stores compared with 2,276 stores last year, or an increase of 1.4%. Square footage increased 3.7% on a year-over-year basis. This year’s store count included:

•	886	Lids Stores (including 73 stores in Canada)
•	63	Lids Locker Room Stores
•	36	Lids clubhouse Stores
•	813	Journeys Stores (including 3 in Canada)
•	149	Journeys Kidz Stores
•	55	Shï by Journeys Stores
•	151	Underground Station Stores
•	156	Johnston & Murphy Stores and Factory Stores
	2,309	TOTAL
In the new fiscal year, we are forecasting capital expenditures to be $56 million and depreciation to be about $46 million. We are forecasting 84 new stores and are planning to close about 72 stores. Our store plans are as follows:

		Open	Close
Journeys Group		27	31
Journeys Stores	12
Journeys Canada Stores	8
Journeys Kidz Stores	7
Underground Station Stores		0	22
Johnston & Murphy Stores		12	4
Lids Sports Group		45	15
Lids Hat Stores	15
Lids Sports Group Canada Stores	10
Lids Locker Room	17
Lids Locker Room Canada	3
TOTALS		84	72
We ended the year with 2,309 stores and our plan is to end fiscal year 2012 with 2,321 stores.
We are forecasting square footage growth of 1.3%.
As always, we plan to be selective in operating new stores and opening stores only where the economics create value for our shareholders. Therefore, this new store forecast could vary depending on opportunities in the real estate market.
Cautionary Note Concerning Forward-Looking Statements
This commentary contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include the costs of responding to and liability in connection with the network intrusion announced in December 2010, adjustments to estimates reflected in forward-looking statements, including the timing and amount of non-cash asset impairments; weakness in the consumer economy, competition in the Company’s markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company’s retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution, unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company’s ability to continue to complete acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company’s shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.